                                                                   ------------------------------
                               UNITED STATES                                OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION             ------------------------------
                          Washington, D.C. 20549                   OMB Number 3235-0145
                                                                   ------------------------------
                                                                   Expires:   February 28, 2009
                                                                   ------------------------------
                                                                   Estimated average burden
                                                                   hours per response . . . 11

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               Inter Parfums, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    458334109
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |x|       Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                PAGE 1 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 458334109                 13G                   Page  2  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its indirect,  wholly-owned  subsidiaries,  MFC
          Global Investment  Management (U.S.A.) Limited, John Hancock Advisers,
          LLC and John Hancock Life Insurance Company
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9 above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 458334109                 13G                   Page  3  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           MFC Global Investment Management (U.S.A.) Limited

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             1,025
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 1,025
       With            ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,025
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.01%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 458334109                 13G                   Page  4  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             212,860
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             212,860
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           212,860
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.05%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 458334109                 13G                   Page  5  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              105,880
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             105,880
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           105,880
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.52%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)

   Item 1(a)    Name of Issuer:
                Inter Parfums, Inc.

   Item 1(b)    Address of Issuer's Principal Executive Offices:
                551 Fifth Avenue
                New York, New York 10176

   Item 2(a)    Name of Person Filing:
                This filing is made on behalf of Manulife Financial Corporation ("MFC"), and MFC's indirect, wholly-owned subsidiaries, MFC Global Investment Management (U.S.A.) Limited ("MFC Global"), John Hancock Advisers, LLC ("JHA") and John Hancock Life Insurance Company ("JHLICO").

   Item 2(b)    Address of the Principal Offices:
                The principal business offices of MFC and MFC Global are located at 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5; and JHA and JHLICO are located at 601 Congress Street, Boston, Massachusetts 02210.

   Item 2(c)    Citizenship:
                MFC and MFC Global are organized and exist under the laws of Canada.
                JHA is organized and exists under the laws of the State of Delaware.
                JHLICO is organized and exists under the laws of the Commonwealth of Massachusetts.

   Item 2(d)    Title of Class of Securities:
                Common Stock

   Item 2(e)    CUSIP Number:
                458334109

   Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                MFC:     (g) (X) Parent  Holding  Company,  in accordance  with
                                 ss.240.13d-1(b)(ii)(G).

                MFC
                Global:  (e) (X) Investment  Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                JHA:     (e) (X) Investment  Adviser registered under ss.203 of
                                 the Investment Advisers Act of 1940.

                JHLICO:  (e) (X) Investment  Adviser registered under ss.203 of the Investment Advisers Act of 1940.

   Item 4       Ownership:

                (a) Amount   Beneficially   Owned:  MFC  Global  has  beneficial
                    ownership of 1,025 shares of Common Stock, JHA has beneficial ownership of 212,860 shares of Common Stock, and JHLICO has beneficial ownership of 105,880 shares of Common Stock. Through its parent-subsidiary relationship to MFC Global, JHA and JHLICO, MFC may be deemed to have beneficial ownership of these same shares.


                                PAGE 6 OF 9 PAGES

               (b) Percent of Class: Of the 20,312,310 shares outstanding as of May 8, 2006, according to the issuer's quarterly report on form 10-Q for the period ended March 31, 2006, MFC Global held 0.01%, JHA held 1.05%, and JHLICO held 0.52%. The aggregate percentage held as of June 30, 2006 by all reporting persons was 1.58%.

               (c) Number of shares as to which the person has:

                   (i)  sole power to vote or to direct the vote:
                        MFC  Global  and JHA each  has sole  power to vote or to
                        direct  the  voting  of  the  shares  of  Common   Stock
                        beneficially owned by each of them.

                   (ii) shared power to vote or to direct the vote:
                        JHLICO has shared power to vote or to direct the voting of the shares of Common Stock it beneficially owns.

                   (iii)sole power to dispose or  to direct the disposition of:
                        MFC  Global  has sole  power to dispose or to direct the
                        disposition   of  the   shares   of   Common   Stock  it
                        beneficially owns.

                   (iv) shared power to dispose or to direct the disposition of:
                        JHA and JHLICO each has shared power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by each of them.

   Item 5       Ownership of Five Percent or Less of a Class:
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following {X}.

   Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                Not applicable.

   Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                Company:
                See Items 3 and 4 above.

   Item 8       Identification and Classification of Members of the Group:
                Not applicable.

   Item 9       Notice of Dissolution of a Group:
                Not applicable.

   Item 10      Certification:
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             PAGE 7 OF 9 PAGES

                                 SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                Manulife Financial Corporation


                                By:      /s/ Scott A. Lively
                                Name:    Scott A. Lively
Dated: February 7, 2007         Title:   Attorney in Fact*


                                MFC Global Investment Management (U.S.A) Limited


                                By:      /s/ Gordon Pansegrau
                                Name:    Gordon Pansegrau
Dated: February 7, 2007         Title:   General Counsel, Chief Compliance
                                         Officer & Secretary


                                John Hancock Advisers, LLC


                                By:      /s/ Francis V. Knox Jr.
                                Name:    Francis V. Knox Jr.
Dated: February 7, 2007         Title:   Vice President and Chief Compliance
                                         Officer


                                John Hancock Life Insurance Company


                                By:      /s/ Scott A. Lively
                                Name:    Scott A. Lively
Dated: February 7, 2007         Title:   Attorney in Fact**


* Signed pursuant to a Power of Attorney dated January 31, 2007 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on February 1, 2007.

** Signed pursuant to a Power of Attorney dated January 31, 2007 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on February 7, 2007.


                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT
                             ----------------------

     Manulife Financial Corporation, MFC Global Investment Management (U.S.A.) Limited, John Hancock Advisers, LLC and John Hancock Life Insurance Company agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of Inter Parfums, Inc., is filed on behalf of each of them.


                                Manulife Financial Corporation


                                By:      /s/ Scott A. Lively
                                Name:    Scott A. Lively
Dated: February 7, 2007         Title:   Attorney in Fact*


                                MFC Global Investment Management (U.S.A) Limited


                                By:      /s/ Gordon Pansegrau
                                Name:    Gordon Pansegrau
Dated: February 7, 2007         Title:   General Counsel, Chief Compliance
                                         Officer & Secretary


                                John Hancock Advisers, LLC


                                By:      /s/ Francis V. Knox Jr.
                                Name:    Francis V. Knox Jr.
Dated: February 7, 2007         Title:   Vice President and Chief Compliance
                                         Officer


                                John Hancock Life Insurance Company


                                By:      /s/ Scott A. Lively
                                Name:    Scott A. Lively
Dated: February 7, 2007         Title:   Attorney in Fact**


* Signed pursuant to a Power of Attorney dated January 31, 2007 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on February 1, 2007.

** Signed pursuant to a Power of Attorney dated January 31, 2007 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on February 7, 2007.


                                PAGE 9 OF 9 PAGES